Exhibit 10.17

KEY EMPLOYEE
 2004 LONG TERM INCENTIVE CASH AWARD

The 2004 Long Term Incentive (“LTI”) Cash Award provides key employees with a financial incentive to maximize shareholder value. The value of your award, like the stock held by our shareholders, increases through stock price appreciation.

ELIGIBLE PARTICIPANTS

All Officers, General Managers and Director level employees of the Company who received a stock option award on April 29, 2004.

AWARD

On April 29, 2004, each participant has been granted a LTI Cash Award. The LTI Cash Award is in addition to the stock options granted on this date. Similar to a stock option the award is not immediately available to you. The award will vest and be payable at the end of three years. No payment will be made before the final vesting date. The award payment will be indexed to the movement of Argosy Gaming Company stock at the end of this period. The LTI Cash Award will be multiplied by the index to calculate the actual award payment.

The index calculation is:  The stock closing price on the date the award vests divided by the stock closing price the date of the award, April 29, 2004. The LTI Cash Award amount will be multiplied by the index to calculate the actual award payment.

Argosy Gaming Company stock closed on April 29, 2004 at $37.71.

Examples:

1.                On April 30, 2007 Argosy Gaming Company stock closes at $45.00. An executive granted a $30,000 LTI Cash Award on April 29, 2004 would receive a LTI Cash payment of  $35,800. ($30,000 X 119% = $35,800  $45.00 divided by $37.71 = 119%).

2.                On April 30, 2007 Argosy Gaming Company stock closes at $30.00. An executive granted a $30,000 LTI Cash Award on April 29, 2004 would receive a LTI Cash payment of  $24,000. ($30,000 X 80% = $24,000  $30.00 divided by $37.71 = 80%).

VESTING

LTI Cash Award becomes vested on April 30, 2007, the 3rd year anniversary of the award.

PAYMENT

The LTI Award will be paid in cash and will be payable as soon as reasonably possible following the vesting date. The payment is considered bonus compensation and will be subject to income tax and other deductions.

In the case of death, permanent disability or change of control, a pro-rata share of the LTI Award will be made based on the date of the event. The pro-rata share will be determined by calculating the total number of days from April 29, 2004, to the date of the event divided by 1095 multiplied by the LTI Cash Award amount. The pro-rata LTI Cash Award will be multiplied by the index on the date of the event to calculate the actual award payment. In the case of termination of employment for reasons other than the above prior to the vesting date, the full LTI Cash Award will be forfeited.

Schedule of Awards to Executive Officers

During 2004, subject to the provisions of the LTI Plan, awards were made to executive officers as follows:

Executive Officer	Amount
Richard J. Glasier	$600,000
Virginia M. McDowell	480,960
Dale R. Black	390,780
R. Ronald Burgess	390,780
James A. Gulbrandsen	120,240
Brenda K. Bauer	240,480
Arnold L. Block	240,480

The above awards are subject to adjustment under the terms of the LTI plan. In the case of death, permanent disability or change of control, a pro-rata share of the LTI Award will be made based on the date of the event. The pro-rata share will be determined by calculating the total number of days from April 29, 2004 to the date of the event divided by 1,095 multiplied by the LTI Cash Award amount. The pro-rata LTI Cash Award will be multiplied by the index on the date of the event to calculate the actual award payment.